Exhibit 10.16

MERCURY COMPUTER SYSTEMS, INC.

DEFERRED COMPENSATION PLAN

THIS AGREEMENT is made and entered into this 6th day of November, 2000, by Mercury Computer Systems, Inc., a corporation with principal offices and place of business in the State of Massachusetts, hereinafter referred to as the “Corporation”.

WITNESSETH:

WHEREAS, the Corporation wishes to establish a deferred compensation plan for the benefit of a select group of management and highly compensated employees; and

WHEREAS, the Corporation intends that the Plan shall at all times be administered and interpreted in such a manner as to constitute an unfunded deferred compensation plan for a select group of management or highly compensated employees, so as to qualify for all available exemptions from the provisions of ERISA.

NOW, THEREFORE, in consideration of the premises, the Corporation hereby adopts the following deferred compensation plan.

ARTICLE I

Definitions

For purposes of the Plan the following terms shall have the following meanings unless a different meaning is plainly required by the context:

1.1    “Accounts” shall mean the accounts established and maintained for bookkeeping purposes to reflect the interest of a Participant in the Plan and shall consist of the Participant’s Deferral Account and the Employer Contribution Account. The Accounts shall be bookkeeping entries only and shall be utilized solely as devices for the measurement and determination of the amounts to be paid to a Participant or his Beneficiary under the Plan.

1.2    “Base Pay” shall mean the annual rate of base salary or other regular pay of a Participant that is payable by the Participant’s Employer, excluding Bonuses, Incentive Compensation, and compensation attributable to tax-qualified retirement plans and equity compensation plans.

1.3    “Beneficiary” shall mean any person, estate, trust, or organization entitled to receive any payment under the Plan upon the death of a Participant.

1.4    “Bonuses” shall mean any amounts payable to a Participant by the Participant’s Employer as a discretionary cash bonus for the Plan Year.

1.5    “Change of Control” shall mean (1) the merger or consolidation of the Corporation with another entity where the Corporation is not the surviving entity and where after the merger or consolidation (i) its stockholders prior to the merger or consolidation hold less than 50% of the voting stock of the surviving entity, and (ii) its directors prior to the merger or consolidation are less than a majority of the Board of the surviving entity; (2) the sale of all or substantially all of the Corporation’s assets to a third party and subsequent to the transaction (i) its stockholders hold less than 50% of the stock of said third party, and (ii) its directors are less than a majority of the Board of said third party; (3) a transaction or series of related transactions, including a merger of the Corporation with another entity where the Corporation is the surviving entity, whereby 50% or more of the voting stock of the Corporation is transferred to parties who are not prior thereto stockholders or affiliates of the Corporation; or (4) the Continuing Directors shall not constitute a majority of the Board of Directors of the Corporation. The term “Continuing Directors” shall mean a member of the Board of Directors of the Corporation who either was a member of the Board of Directors of the Corporation on the Effective Date or who subsequently became a director of the Corporation and whose initial appointment, initial election, or initial nomination for election by the Corporation’s shareholders subsequent to such date was approved by a majority vote of the Continuing Directors then on the Board of Directors of the Corporation.

1.6    “Code” shall mean the Internal Revenue Code of 1986, as amended, including any successor statute.

1.7    “Corporation” shall mean Mercury Computer Systems, Inc., and any successor to substantially all of its business and/or assets which becomes bound by the terms and provisions of this Plan by agreement or operation of law.

1.8    “Deferral Account” shall mean the Account of a Participant that is maintained to reflect his Eligible Compensation contributed to the Plan through his Deferral Election and earnings and losses thereon.

1.9    “Deferral Election” shall mean the Participant’s written election to defer a portion of his Eligible Compensation pursuant to Article V.

1.10    “Effective Date” shall mean the date of this Plan as first set forth above.

1.11    “Eligible Compensation” means the sum of a Participant’s Base Pay, Bonuses, and Incentive Compensation.

1.12    “Eligible Employee” shall mean an Employee who is (1) a corporate officer or other key employee with significant management responsibilities of grade 12 or higher (including vice presidents, corporate officers, and regional sales managers), and (2) designated by the Plan Administrator as eligible to participate in this Plan.

1.13    “Employee” shall mean any person who is currently employed by an Employer.

1.14    “Employer” shall mean the Corporation and each subsidiary or affiliate of the Corporation which (1) is designated by the Corporation as a participating employer under this Plan, and (2) agrees to be bound by the terms and provisions of this Plan, as it may be amended from time to time by the Corporation.

1.15    “Employer Contributions” shall mean the amounts credited to a Participant’s Accounts under Article VI of the Plan.

1.16    “Employer Discretionary Contribution Account” shall mean the Account of a Participant that is maintained to reflect his share of Employer Contributions made on his behalf pursuant to Section 6.1 and earnings and losses thereon.

1.17    “Enrollment Date” shall mean the date a Participant commences to participate in this Plan and January 1 of each subsequent Plan Year.

1.18    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.19    “Incentive Compensation” shall mean any amounts otherwise payable to a Participant by the Participant’s Employer pursuant to any cash incentive compensation plan for the Plan Year (including commissions, but excluding amounts constituting Base Pay or Bonuses, and excluding amounts attributable to any stock option plan, employee stock purchase plan, or restricted stock plan).

1.20    “Investment Request” shall mean the Participant’s written request to have his Account measured as if invested pursuant to Sections 7.1, 7.2, and 7.3.

1.21    “Leave of Absence” shall mean a Participant’s temporary leave of absence from his employment with his Employer on account of military service, short-term disability, or any other reason and which is authorized in writing by the Participant’s Employer.

1.22    “Normal Retirement Date” shall mean the first date on which the Participant has attained age sixty-five (65) or such other date as may be mutually agreed to.

1.23    “Participant” shall mean an Eligible Employee who elects to participate in the Plan in accordance with Article IX.

1.24    “Plan” shall mean the Mercury Computer Systems, Inc., Deferred Compensation Plan, as amended from time to time.

1.25    “Plan Administrator” shall mean the Board of Directors of the Corporation or such other person or persons as designated by the Board of Directors of the Corporation in accordance with Section 2.1.

1.26    “Plan Year” shall mean the twelve (12) month period commencing January 1st and ending on the last day of December next following, and the first Plan Year shall be from the Effective Date to December 31, 2000.

1.27    “Total Compensation” shall mean the sum of a Participant’s Eligible Compensation, plus amounts contributed as salary deferral contributions to a tax-qualified retirement plan maintained by the Participant’s Employer pursuant to the Participant’s exercise of his deferral option made in accordance with Section 401(k) of the Code, amounts contributed by the Participant’s Employer to a cafeteria plan on behalf of the Participant pursuant to his deferral election under such plan and in accordance with Section 125 of the Code, amounts contributed by the Participant pursuant to his Deferral Election under this Plan to his Deferral Account and any other amounts contributed by the Participant on a pre-tax basis to any other employee retirement plan or arrangement sponsored by the Participant’s Employer whether qualified or non-qualified, excluding, however, amounts contributed to or paid under any equity compensation plan.

The words in the masculine gender include the feminine and neuter genders and words in the singular shall include the plural and words in the plural shall include the singular.

ARTICLE II

Administration of Plan

2.1    Procedures. The Plan Administrator shall be responsible for the general administration of the Plan. The Plan Administrator shall consist of one or more persons (including individuals employed by an Employer) designated by the Board of Directors of the Corporation. If the Plan Administrator is a committee, the committee may select a chairman and may select a secretary (who may, but need not, be a member of the committee) to keep its records or to assist it in the discharge of its duties. A majority of the members of the committee shall constitute a quorum for the transaction of business at any meeting. Any determination or action of the committee may be made or taken by a majority of the members present at any meeting thereof, or without a meeting by resolution or written memorandum concurred in by a majority of the members. The Board of Directors of the Corporation may remove the Plan Administrator (or any members of any committee) at any time and may fill any vacancies.

2.2    Compensation. The Plan Administrator shall not receive any compensation from the Plan for his service.

2.3    Authority of Plan Administrator. The Plan Administrator shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan as more particularly set forth herein. The Plan Administrator shall have full discretionary authority and control over the Plan. The Plan Administrator shall have the power to interpret the Plan and to determine all questions arising in the administration and application of the Plan. The Plan Administrator shall have the authority to remedy any ambiguities and inconsistencies regarding the terms of the Plan. Any such determination by the Plan Administrator shall be conclusive and binding on all persons. The Plan Administrator may adopt such regulations as are deemed desirable for the conduct of his affairs. The Plan Administrator may appoint such accountants, counsel, actuaries, specialists, and other persons as he deems necessary or desirable in connection with the administration of this Plan, and shall be the agent for the service of process.

2.4    Expense Reimbursement. The Plan Administrator shall be reimbursed by the Employers for all reasonable expenses incurred by him in the fulfillment of his duties. Such expenses shall include any expense incidental to functioning, including but not limited to, fees of accountants, counsel, actuaries, and other specialists, and other costs of administering the Plan.

2.5    Duties.

(1)    The Plan Administrator is responsible for the daily administration of the Plan. He may appoint other persons or entities to perform any of the fiduciary or non-fiduciary functions. The Plan Administrator and any such appointee may employ advisors and other persons necessary or convenient to help carry out all duties, including fiduciary duties. The Plan Administrator shall review the work and performance of each appointee, and shall have the right to remove any such appointee from his position. Any person, group of persons, or entity may serve in more than one capacity.

(2)    The Plan Administrator shall maintain accurate and detailed records and accounts of Participants and of their rights under the Plan and of all receipts, disbursements, transfers, and other transactions concerning the Plan. Such accounts, books and records relating thereto shall be open at all reasonable times to inspection and audit by the Board of Directors of the Corporation and by persons designated thereby.

(3)    The Plan Administrator shall take all steps necessary to ensure that the Plan complies with the law at all times. These steps shall include such items as the preparation and filing of all documents and forms required by any governmental agency; maintaining adequate Participant’s records; withholding applicable taxes and filing of all required tax forms and returns; recording and transmission of all notices required to be given to Participants and their Beneficiaries; the receipt and dissemination, if required, of all reports and information received from any Employer; and doing such other acts necessary for the proper administration of the Plan. The Plan Administrator shall keep a record of all its proceedings and acts, and shall keep all such books of account, records and other data as may be necessary for proper administration of the Plan. The Plan Administrator shall notify the Corporation upon its request of any action taken by it, and when required, shall notify any other interested person or persons.

2.6    Claim Procedure. In the event that the claim of any person to all or any part of any payment or benefit under this Plan shall be denied, the Plan Administrator shall notify the applicant in writing of such decision with respect to his claim within ninety (90) days after the applicant’s submission of such claim. The notice shall be written in a manner calculated to be understood by the applicant and shall include:

1.	The specific reasons for the denial;

2.	Specific references to the pertinent Plan provisions on which the denial is based;

3.	A description of any additional material or information necessary for the applicant to perfect the claim and an explanation of why such material or information is necessary; and

4.	An explanation of the Plan’s claim review procedures.

If specific circumstances require an extension of time for processing the initial claim, a written notice of the extension and the reason therefor shall be furnished to the claimant before the end of the ninety (90)-day period. In no event shall such extension exceed ninety (90) days.

In the event a claim for benefits is denied or if the applicant has received no response to such claim within ninety (90) days of its submission (in which case the claim for benefits shall be deemed to have been denied), the applicant or his duly authorized representative, at the applicant’s sole expense, may appeal the denial to the Plan Administrator within sixty (60) days of the receipt of written notice of the denial or sixty (60) days from the date such claim is deemed to be denied. In pursuing such appeal the applicant or his duly authorized representative:

1.	May request in writing that the Plan Administrator review the denial;

2.	May review pertinent documents; or

3.	May submit issues and comments in writing.

The decision on review shall be made within sixty (60) days of receipt of the request to review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review. If such an extension of time is required, written notice of the extension shall be furnished to the claimant before the end of the original sixty (60) day period. The decision on review shall be made in writing, shall be written in a manner calculated to be understood by the claimant, and shall include specific references to the provisions of the Plan on which the denial is based. If the decision on review is not furnished within the times specified above, the claim shall be deemed denied on review.

ARTICLE III

Arbitration

3.1    Applicable Rules and Laws. Any controversy relating to a claim arising out of or in relation to this Plan, including, but not limited to claims for benefits due under this Plan, claims for the enforcement of ERISA, and claims based on the federal common law of ERISA, claims alleging discriminatory discharge under ERISA and claims based on state law shall be settled by arbitration in accordance with the then current Employee Benefit Claims Arbitration Rules of the American Arbitration Association (the “AAA”) or any successor rules which are hereby incorporated into the Plan by this reference; provided, however, the Corporation, the Participant’s Employer, and the Participant shall have the right at any time to seek equitable relief in court without submitting the issue to arbitration.

3.2    Exhaustion of Administrative Remedy. Neither the Participant (or his Beneficiary) nor the Plan may be required to submit such claim or controversy to arbitration until the Participant (or his Beneficiary) has first exhausted the Plan’s initial appeals procedures set forth in Section 2.6. However, if the Participant (or his Beneficiary), the Participant’s Employer, and the Corporation agree to do so, they may submit the claim or controversy to arbitration at any point during the processing of the dispute.

3.3    Costs. The Participant’s Employer will bear all costs of an arbitration, except that the Participant will pay the filing fee set by the AAA and the arbitrator shall have the power to apportion among the parties expenses such as pre-hearing discovery, travel, experts’ fees, accountants’ fees, and attorneys’ fees except as otherwise provided herein. The decision of the arbitrator shall be final and binding on all parties, and judgement on the arbitrator’s award may be entered in any court of competent jurisdiction.

3.4    Statute of Limitations. If there is a dispute as to whether a claim is subject to arbitration, the arbitrator shall decide that issue. The claim must be filed with the AAA within the applicable statute of limitations period. The arbitrator shall issue a written determination sufficient to ensure consistent application of the Plan in the future.

3.5    Place of Hearing and Selection of Arbitrator. Any arbitration will be conducted in accordance with the following provisions, notwithstanding the Rules of the AAA. The arbitration will take place in a neutral location within the metropolitan area in which the Corporation maintains its principal office and place of business. The arbitrator will be selected from the attorney members of the Commercial Panel of the AAA who reside in the metropolitan area where the arbitration will take place and have at least 5 years of ERISA experience. If an arbitrator meeting such qualifications is unavailable, the arbitrator will be selected from the attorney members of the National Panel of Employee Benefit Claims Arbitrators established by the AAA.

3.6    Discovery. In any such arbitration, each party shall be entitled to discovery of any other party as provided by the Federal Rules of Civil Procedure then in effect; provided, however, that discovery shall be limited to a period of 60 days. The arbitrator may make orders and issue subpoenas as necessary. The arbitrator shall apply ERISA, as construed in the federal judicial circuit in which the arbitration takes place, to the interpretation of the Plan and the Federal Arbitration Act to the interpretation of this arbitration provision.

ARTICLE IV

Eligibility

4.1    Participation. An Eligible Employee may elect to become a Participant by executing a Deferral Election form or other participation agreement by which he agrees to be bound by the terms of the Plan. If a Participant shall cease to qualify as an Eligible Employee but does not terminate employment with the Participant’s Employer, then he shall no longer be permitted to defer additional Eligible Compensation under this Plan nor be eligible for Employer Discretionary Contributions (as described in Section 6.1). In such event, the Participant shall continue to be permitted to direct his Accounts in accordance with Article VII of the Plan and shall be eligible for a distribution of his Accounts in accordance with Article VIII of the Plan.

4.2    Modification of Eligibility Criteria. Notwithstanding the above, the Plan Administrator at the direction of the Board of Directors of the Corporation shall be authorized to modify the eligibility requirements of the Plan and rescind the eligibility of any Participant if necessary to insure that the Plan is maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees under ERISA.

ARTICLE V

Election for Deferral of Payment

5.1    Participant Deferrals. A Participant may elect to defer receipt of any amount of Eligible Compensation otherwise payable to him during each payroll period after the effective date of his Deferral Election (but not to exceed in the aggregate 35% of his Total Compensation) with all such amounts to be credited to his Deferral Account under the Plan. The minimum amount that a Participant may defer for any Plan Year is Five-Thousand Dollars ($5,000.00).

5.2    Deferral Account. A Deferral Account shall be established for each Participant as of the effective date of such Participant’s initial Deferral Election. The Participant’s Deferral Account shall be credited monthly with the Eligible Compensation he has deferred under the Plan.

5.3    Deferral Election. The Deferral Election shall be made in writing on a form prescribed by the Plan Administrator and said Deferral Election shall state:

1.	That the Participant wishes to make an election to defer the receipt of a portion of his Eligible Compensation, and

2.	The percentage (expressed in whole percentages) or dollar amount of such Eligible Compensation to be deferred.

5.4    Effect of Election. The initial Deferral Election of a new Participant shall be made by the Participant and delivered to the Plan Administrator not later than thirty (30) days after the Employee is advised by the Plan Administrator that he is eligible to participate in the Plan. Any modification or revocation of the most recent Deferral Election shall be made by written notice and delivered to the Plan Administrator not later than the first day of the month prior to the next succeeding Plan Year (or such later date as the Plan Administrator may permit) and shall be effective on the first day of such succeeding Plan Year. A Deferral Election with respect to the deferral of future Eligible Compensation shall be an annual election for each Plan Year. The termination of participation in the Plan shall not affect Eligible Compensation previously deferred by a Participant under the Plan. Such amounts shall continue to be deemed invested in accordance with Article VII (with adjustments for any earnings and losses) and shall be distributed in accordance with Article VIII.

5.5    Election of Form and Time of Benefit Payments. At the time of the initial Deferral Election, the Participant shall elect (a) the form of payment to be received upon his retirement or termination of employment, such form to be either a lump sum or monthly, quarterly, or annual installments, over a period not to exceed ten (10) years, and (b) the time for commencement of distribution of payment which shall not be later than the second anniversary of his retirement or termination of employment, subject to the provisions regarding the form of payments in Section 8.1. The initial Deferral Election with respect to the form of payments and the time for the commencement of payments shall govern the distribution of a Participant’s Accounts, except as provided in Section 5.7 and Article VIII. Notwithstanding the foregoing, the Plan Administrator, in its sole discretion, may permit a Participant to make a new election as to the form and time of benefit payments if the Plan Administrator determines that such election will not cause the Participant or other Plan Participants to be in constructive receipt of Plan benefits.

5.6    Suspension of Election. Notwithstanding the provisions of Section 5.4 of the Plan, the Plan Administrator, in its sole discretion upon written application by a Participant, may authorize the suspension or reduction of a Participant’s election to defer receipt of his Eligible Compensation under his Deferral Election in the event of an unforeseeable emergency upon receiving a written request to the Plan Administrator accompanied by evidence to demonstrate that the circumstances qualify as an unforeseeable emergency. An unforeseeable emergency is an unanticipated emergency that is caused by an event beyond the control of the Participant and that would result in severe financial hardship if suspension was not permitted. Any suspension authorized by the Plan Administrator shall become effective as of the first payroll period beginning thirty (30) days after receipt by the Plan Administrator of the suspension application, or as soon as practicable after the receipt of such application. Such suspension shall be effective for the remainder of the Plan Year and shall be deemed an annual election for each succeeding Plan Year unless modified under Section 5.4 of the Plan.

5.7    Amendment of Election. With the approval of the Plan Administrator, a Participant may amend a prior Deferral Election on a form provided by the Plan Administrator not prior to the 390th day nor later than the 365th day prior to his retirement or termination of employment in order to change (a) the form of distribution, and/or (b) the time for the commencement of the distribution of his Account in accordance with the terms of the Plan. Any such amendment to a prior Deferral Election, as described in the Section 5.5, shall be contingent upon the Participant’s completion of a one-year term of employment, except in the event of the death or Disability (as defined in Section 8.4) of the Participant.

ARTICLE VI

Employer Contributions and Vesting

6.1    Employer Discretionary Contributions. Each Employer may, but is not required to, credit as an Employer Discretionary Contribution to the Employer Discretionary Contribution Account of each Participant employed by the Employer on the last day of a Plan Year such amount, if any, as the Board of Directors of the Employer shall determine in its sole discretion, taking into consideration such factors as the Participant’s prior service, job responsibilities and performance, and the Employer’s success in meeting its financial goals. The amount of the Employer Discretionary Contribution for a Plan Year, if any shall be communicated to Participants employed by the Employer and shall be credited to the Account of Participants as soon as reasonably practicable following the end of a Plan Year or at such other time or frequency as determined by the Plan Administrator.

6.2    Vesting of Benefits. In the event of the Participant’s termination of employment with his Employer for any reason, the balance in his Deferral Account (including investment earnings or losses thereon) will always be 100% vested. In the event that the Participant terminates employment from his Employer for any reason other than death, Disability (as defined in Section 8.4), or retirement on or after the Participant’s Normal Retirement Date, then the balance in his Employer Discretionary Contribution Account (including investment earnings or losses thereon) will be determined according to a vesting schedule approved by the Plan Administrator and distributed to the Particpant prior to the time such Employer Discretionary Contribution is made by the Participant’s Employer.

ARTICLE VII

Investment of Accounts

7.1    Investment Requests. The Accounts of each Participant shall be credited as of the first day of each month with investment earnings and losses based upon the balances in the Accounts as of the end of the prior month, or on such other basis as may be determined by the Plan Administrator(per conversation with Greg Mitchel – he will admin by crediting gains and losses at the end of the month for all contribution through the end of the month). A Participant may request how his Accounts are deemed to be invested. The Investment Request shall be made in writing on a form prescribed by the Plan Administrator and shall be delivered to the Plan Administrator prior to the Enrollment Date and shall be effective on such Enrollment Date or as soon as practical thereafter. The Investment Request made in accordance with this Article VII shall continue unless the Participant changes the Investment Request in accordance with procedures designated by the Plan Administrator. Any such change shall become effective for the months subsequent to the request. The Plan Administrator shall consider an Investment Request, but is not obligated to follow such a request. In the event that an Investment Request is denied, the affected portion of the Account shall be deemed to be invested in a short-term money-market instrument selected by the Plan Administrator.

7.2    Allocation of Earnings and Losses. Participants shall be permitted to request such investment measurement options as the Plan Administrator may permit and can allocate their Accounts among such options for the Plan Year. Dividends, interest, and other amounts credited with respect to any Investment Request shall be deemed to be reinvested in the same investment option. Income, earnings, losses, and expenses shall be credited or debited to each Participant’s Accounts in accordance with the performance of the Participant’s selected investment options.

7.3    No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the investment options are to be used for measurement purposes only, and a Participant’s election of any investment option, the allocation to his Account balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account balance shall not be considered or construed in any manner as an actual investment of his Account balance in any such investment option. In the event that the Employer, in its own discretion, decides to invest funds in any or all of the investment options, no Participant shall have any rights in or to such investment themselves. Without limiting the foregoing, a Participant’s Account balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his behalf by the Employer. The Participant shall at all times remain an unsecured creditor of the Participant’s Employer.

7.4    Reports. On a quarterly basis (or on a more frequent basis as determined by the Plan Administrator), a report shall be issued to each Participant who has an Accounts and said report will set forth the value of such Accounts.

ARTICLE VIII

Distribution of Accounts

8.1    Retirement and Termination Benefits. When a Participant retires or terminates his employment with the Participant’s Employer, the Participant shall be entitled to receive the vested balance of his Accounts. Such distribution shall be made in a lump sum or in equal monthly, quarterly, or annual installments not to exceed a ten (10) year period as specified on the Participant’s Deferral Election form then in effect. If the Participant fails to specify a form of payment, his vested benefit shall be distributed in a lump sum. Payment shall be made or commence in accordance with the Participant’s Deferral Election and if the Participant has failed to specify, as soon as reasonably feasible after retirement or termination of employment. The transfer of employment by a Participant among Employers or to other subsidiaries or affiliates of the Corporation shall not be deemed to be a termination of employment with the Participant’s Employer. A Leave of Absence shall not constitute a termination of employment with the Participant’s Employer.

8.2    Death Benefit. In the event of the Participant’s death, the Participant’s Beneficiary shall be paid an amount equal to the Participant’s remaining Account balance. Said amount shall be paid in a lump sum to the Beneficiary within ninety (90) days following the close of the calendar quarter in which the Plan Administrator is provided evidence of the Participant’s death (or as soon as reasonably practicable thereafter).

8.3    Beneficiary Designation. The Participant shall designate his Beneficiary on a form provided by the Plan Administrator. The Beneficiary designation may be changed by the Participant or former Participant at any time without the consent of the prior Beneficiary. If the Plan Administrator has any doubts as to the proper Beneficiary to receive payments hereunder, the Plan Administrator shall have the right to withhold such payments until the matter is finally adjusted. However, any payment made by the Plan Administrator, in good faith and in accordance with this Plan, shall fully discharge the Participant’s Employer and the Corporation from all further obligations with respect to that payment. In making any payments to or for the benefit of any minor or any incompetent Beneficiary, the Plan Administrator, in its sole and absolute discretion, may make a distribution to a legal or natural guardian, or other relative of a minor or court appointed committee of such incompetent. Alternatively, it may make a payment to any adult with whom the minor or incompetent temporarily or permanently resides. The receipt by a guardian, committee, relative, or other person shall be a complete discharge by the Participant’s Employer and the Corporation. None of the Participant’s Employer, the Corporation, or the Plan Administrator shall have any responsibility to see to the proper application of any payments made. If a Participant fails to designate a Beneficiary, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

8.4    Disability Benefits. Upon the total and permanent disability of a Participant or former Participant as determined for purposes of the Employer’s long-term disability plan (or if none is applicable, as determined by the Social Security Administration) (“Disability”), the vested balance of his Accounts shall be paid in a lump sum to the Participant, or former Participant, or his legal representative within sixty (60) days following the close of the calendar quarter in which the Plan Administrator receives notification of the determination of Disability (or as soon as reasonably practicable thereafter).

8.5    Change of Control Distribution. Upon a Change of Control of the Corporation, a Participant shall be entitled to receive the vested balance of his Accounts in a lump sum within sixty (60) days following the close of the calendar quarter in which the Change of Control occurs.

8.6    Financial Hardship Distributions. In the event of Financial Hardship of the Participant, as hereinafter defined, the Participant may apply to the Plan Administrator for the distribution of all or any part of the vested balance of his Accounts. The Plan Administrator shall consider the circumstances of each such case and the best interest of the Participant and his family and shall have the right, in its sole discretion, to allow such distribution, or to direct a distribution of part of the amount requested or to refuse to allow any distribution. In no event shall the aggregate amount of the distribution exceed either the vested balance of the Participant’s Accounts or the amount determined by the Plan Administrator to be necessary to alleviate the Participant’s financial hardship (which financial hardship may be necessary to include any taxes due because of the distribution occurring because of this Section 8.6), and that is not reasonably available from other resources of the Participant. For purposes of this Section 8.6, the value of the Participant’s Accounts shall be determined as of the date of the distribution. “Financial Hardship” means (a) a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant’s or of a dependent (as defined in Code Section 152(a)) of the Participant, (b) loss of the Participant’s property due to casualty, or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, each as determined to exist by the Plan Administrator. A distribution may be made under this Section 8.6 only with the consent of the Plan Administrator.

8.7    Installment Payments. If the benefit is to be paid in installments, the amount of each installment to be paid during the calendar year in which payment begins shall be equal to (i) the Participant’s Account balance; divided by the (ii) number of installment payments to be made. As of January 1 of each subsequent calendar year during the benefit payment period, the amount of each installment to be paid during such calendar year shall be recalculated, and shall be equal to (i) the remaining amount payable to the Participant as of such January 1; divided by (ii) the number of installment payments to be made on or after such subsequent calendar year. The final installment payment shall be equal to the remaining amount payable to the Participant.

8.8    Acceleration of Installment Payments. A Participant who has commenced receiving installment payments under the Plan may request acceleration of such payments in the event of Financial Hardship as defined in Section 8.6 above. The Plan Administrator may permit acceleration payments to the extent such accelerated payment does not exceed the amount necessary to meet the Financial Hardship. In the event that a Participant’s employment with his Employer is terminated by the Employer for cause or the Corporation elects to terminate the Plan, then notwithstanding any Participant’s election or request to distribute his Accounts in the form of installment payments, the Plan Administrator may pay the Participant’s Account balances in one or more lump sum payments.

8.9    Reemployment of Recipient. If a Participant receiving installment distributions pursuant to Article VIII is reemployed by the Participant’s Employer as a full-time common law employee, the remaining distributions due to the Participant shall be suspended until such time as the Participant (or his or her Beneficiary) once again becomes eligible for benefits under Article VIII, at which time, such distribution shall commence subject to the limitations and conditions contained in this Plan.

8.10    In-Service Distribution. At the time of completing a Deferral Election, the Participant may elect to receive an “In-Service Distribution” of amounts deferred under his Deferral Account on or after the effective date of the Deferral Election (adjusted for any earnings and losses), subject to the restrictions as set forth in Sections 8.11 through 8.13 below.

8.11    Timing of Distribution. An In-Service Distribution shall commence on the date elected by the Participant in the Deferral Election. In all cases, such date elected must be before the Participant’s Normal Retirement Date and must be at least four years after the date of election.

8.12    Amount of In-Service Distribution. The amount of an In-Service Distribution may be specified by the Participant as up to one hundred percent (100%) of the amount deferred under the Participant’s Deferral Account on or after the date of the Deferral Election (adjusted for any earnings and losses).

8.13    Other Distributions. In addition to the other methods of distribution described in this Article VIII, a Participant may petition the Plan Administrator to distribute the value of his Deferral Account at any time. The Plan Administrator has the sole discretion to either grant or reject such a request. If granted, the amount distributed to the Participant will be subject to an early distribution penalty of 10% of the distributed amount (or such lesser amount as may be determined by the Plan Administrator to be appropriate).

ARTICLE IX

Miscellaneous Provisions

9.1    Benefits Not Assignable. Neither the Participant, his Beneficiary, nor his legal representative shall have any rights to commute, sell, assign, transfer, or otherwise convey the right to receive any payments hereunder, which payments and the rights thereto are expressly declared to be nonassignable and nontransferable. Any attempt to assign or transfer the right to payments of this Plan shall be void and have no effect.

9.2    General Assets. The assets from which Participant’s benefits shall be paid shall at all times be subject to the claims of the creditors of the Employer and a Participant shall have no right, claim, or interest in any assets as to which account is deemed to be invested or credited under the Plan.

9.3    Amendment of Plan. The Plan may be amended, suspended, modified, or terminated by the Board of Directors of the Corporation in its sole discretion at any time and from time to time; provided, however, that no such amendment, suspension, modification, or termination shall impair any rights to receive amounts accrued under the Plan prior to such amendment, suspension, modification, or termination without the Participant’s consent and approval. The Plan may also be amended or modified by the Plan Administrator if such amendment or modification does not involve a substantial increase in cost to the Corporation.

9.4    No Effect on Other Benefits. It is expressly understood and agreed that the payments made in accordance with the Plan are in addition to any other benefits or compensation to which a Participant may be entitled or for which he may be eligible, whether funded or unfunded, by reason of his employment by an Employer.

9.5    Tax Withholding. There shall be deducted from each payment under the Plan the amount of any tax (including federal, state, or local income taxes, Social Security taxes or Medicare taxes) required by any governmental authority to be withheld and paid over to such governmental authority for the account of the person entitled to such distribution.

9.6    Benefits Not “Compensation” for Other Plans. Any Eligible Compensation deferred by a Participant under the Plan while employed by an Employer shall not be considered compensation earned currently for purposes of determining contributions to be made with respect to the Employer’s tax-qualified retirement plans. Distributions from a Participant’s Accounts shall not be considered wages, salaries, or compensation under any other employee benefit plan.

9.7    No Contract of Employment. No provision of this Plan shall be construed to affect in any manner the existing rights of the Participant’s Employer to suspend, terminate, alter, modify, whether or not for cause, the employment relationship of the Participant and the Employer.

9.8    Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Plan shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed, it shall be sent by United States certified mail, postage prepaid, addressed to the addressee’s last known address as shown on the records of the Employer. The date of such mailing shall be deemed the date of notice, consent or demand. Any person may change the address to which notice is to be sent by giving notice of the change of address in the manner aforesaid. Any correspondence addressed to the Corporation or any Employer shall be sent to the Plan Administrator at: Mercury Computer Systems, Inc., 199 Riverneck Road, Chelmsford, MA 01824.

9.9    Facility of Payment. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Plan Administrator may, in its discretion, make such distribution (i) to the legal guardian, or, if none, to a parent of a minor payee with whom the payee maintains his residence, or (ii) to the conservator or committee or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Plan Administrator, the Participant’s Employer, the Corporation, and the Plan from further liability on account thereof.

9.10    Applicable Law. To the extent state law is nor preempted by ERISA, this Plan, and all its rights under it, shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

9.11    Binding Effect. This Plan shall be binding upon each Employer, its assigns, and any successor which shall succeed to substantially all of its assets and business through merger, consolidation, or acquisition.

IN WITNESS WHEREOF, the Plan has been executed as of the date first set forth above.

Mercury Computer Systems, Inc.

By: /s/    DAVID L. BERTELLI

    Its: Vice President, Organizational Development

MERCURY COMPUTER SYSTEMS, INC.

AMENDMENT NO. 1 TO THE

MERCURY COMPUTER SYSTEMS, INC. DEFERRED COMPENSATION PLAN

WHEREAS, Mercury Computer Systems, Inc. (the “Employer”) maintains the Mercury Computer Systems, Inc. Deferred Compensation Plan (the “Plan”);

WHEREAS, pursuant to Section 9.3 of the Plan, the Board of Directors of the Employer has the right to amend the Plan at any time;

WHEREAS, the Employer desires to amend the Plan to change the eligibility provisions of the Plan;

NOW THEREFORE, the Plan is hereby amended, effective as of July 1, 2001.

1. Section 1.12 of the Plan is hereby amended to read as follow:

“Eligible Employee” shall mean an Employee who is (1) a corporate officer or other key employee with significant management responsibilities (including vice presidents, corporate officers, and regional sales managers) or a highly compensated employee, and (2) selected by the Plan Administrator and designated as eligible to participate in this Plan.

2. Except as otherwise provided above, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Employer has caused this Amendment to be executed this 1st day of July, 2001.

Mercury Computer Systems, Inc.

By: /s/    DAVID L. BERTELLI

    Its: Vice President, Organizational Development